Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-89034, 333-37858, 333-116008, 333-160945, 333-190603, 333-232687, 333-232686, and 333-270945) on Form S-8 and No. 333-257243 on Form S-3 for Lamar Advertising Company and (Nos. 333-248598 and 333-257927) on Form S-4 for Lamar Media Corp. of our reports dated February 23, 2024, with respect to the consolidated financial statements of Lamar Advertising Company and Lamar Media Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP
Baton Rouge, Louisiana
February 23, 2024